Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410

FOR IMMEDIATE RELEASE
January 28, 2007

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rghulen@nisource.com

Karl Brack	Jennifer Moench
VP, Communications & Engagement Strategies	Corporate Affairs Manager
(304) 357-2396	(219) 647-6209
kbrack@nisource.com	jmoench@nisource.com
NiSource: W.Va. class action verdict threatens state’s gas industry
Will join in appeal process
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) is among defendants in a West Virginia class action lawsuit who were surprised and disappointed with an unprecedented and excessive jury verdict that, if not overturned, could have a chilling effect on future oil and natural gas development in the state.
On Saturday, Jan. 27, a jury in Spencer, W.Va., imposed approximately $134.3 million in compensatory damages and $270 million in punitive damages against defendants in the case of Tawney, et al. v. Columbia Natural Resources (CNR) et al. in Roane County Circuit Court. CNR is a former NiSource Inc. subsidiary, which was sold in 2003. NiSource, Columbia Energy Group and Chesapeake Appalachia LLC are named as defendants in the lawsuit.
NiSource believes the verdict in the case is clearly excessive and should be set aside by the trial court or overturned on appeal. The result, if left standing, would set a precedent that is contrary to existing law and could undermine the legal underpinnings of nearly every natural gas royalty contract in the state. As such, the decision not only affects the defendants, but also potentially harms every natural gas producer in West Virginia and could have a negative impact on future oil and gas development.
(more)

NiSource to join appeal of W.Va. class action verdict

The plaintiffs in the case, natural gas royalty owners, filed the lawsuit in early 2003 alleging that CNR underpaid royalties by deducting a portion of post-production costs incurred in order to gather and transport gas to interstate pipelines and by not paying market value for gas produced under all leases, even those providing for payment based on actual proceeds received for the gas. Plaintiffs sought the alleged royalty underpayment and punitive damages.
The defendants believe CNR operated in good faith and that there is no valid basis for any award of punitive damages, let alone the unwarranted and unreasonable levels granted in this case.
The defendants also expressed disappointment that the judge in the case did not allow presentation of key evidence. They believe the verdict would have been different had the jury been allowed to hear all the evidence in the case.
The jury’s verdict and its award of damages are subject to review by the trial court, which could result in the verdict being set aside or reduced. The defendants will appeal any adverse judgment.
Although NiSource Inc. sold CNR in 2003, the company is a defendant in the case and remains primarily responsible for any damages ultimately determined to be due following appeal. The company has already recorded a reserve for this litigation, and is assessing whether to adjust the level of that accrual based on the verdict and all information available to the company.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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